UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2018

Apex Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-207109	35-2529753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 S. Los Robles Ave, Ste 650, Pasadena, CA 91101
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (626) 910-5017

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Agreement.

On April 26, 2018, Apex Resources, Inc. (“we” or “us”) entered into an agreement (the “ADC Agreement”) with Chongqing Puxin Blockchain Technology Co., Ltd. (“Puxin”), pursuant to which the parties have agreed to establish a new company, Apex Data Center Inc. (“ADC”), which will be owned 80% by us and 20% by Puxin. ADC will build a “mining pool”, or a facility with rig machines that mine cryptocurrencies, with the capability of accommodating up to 100,000 dedicated servers in a facility to be built in Washington State. In the first phase, we will move 2,000 to 3,000 rig machines into ADC’s facilities. We do not currently have these rig machines and we will either need to acquire these machines as well as raise the capital to pay for them, or Puxin may supply these machines. Our target is to obtain a total of 10,000 rig machines in the next 12 months.

We have agreed to invest a total of $2 million for the construction and operation of the new ADC data center. Puxin will be responsible for the design, budgeting, construction and day-to-day operation of the new ADC data center, including management and maintenance of the equipment. Upon execution of the ADC Agreement, we are required to provide the first $280,000 of our total $2 million investment to ADC as the first tranche of development funds for the new ADC data center. To date, we have provided $20,000 of this amount.

If we fail to make our total capital contribution of $2 million, Puxin may increase its capital contribution, reducing our ownership interest in ADC and increasing Puxin’s ownership interest in ADC proportionally. Alternatively, the parties may agree on the introduction of a third party’s investment, with the resulting dilution in ownership of ADC being borne completely by us.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Cooperation Agreement of Apex Data Center Inc. dated April 26, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apex Resources, Inc.

Date: June 22, 2018	By:	/s/ Jeff Bodnar
	Name:	Jeff Bodnar
	Title:	CEO

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